Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 2008 Stock Incentive Plan, 2013 Stock Incentive Plan, and the 2013 Employee Stock Purchase Plan of Epizyme, Inc. of our report dated March 22, 2013 (except for Note 13, as to which the date is May 13, 2013), included in the Registration Statement (No. 333-187982) and related Prospectus, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Boston, MA

June 25, 2013